                                                                     EXHIBIT 99


WILLIAMS PLANS AN IPO OF A PORTION OF ITS COMMUNICATIONS BUSINESS

TULSA - The board of directors of Williams today authorized Williams Communications Group, Inc. to sell a minority interest in its business to the public. The initial equity offering, which would not require Williams shareholder approval, is expected to be filed in the second quarter of 1999.

"We believe we can add value for our shareholders by creating additional tools to use in the capital markets as we aggressively grow our communications and energy businesses," said Keith E. Bailey, chairman, president and chief executive officer of Williams. "A separate public stock should improve the market's efficiency in valuing our communications business, and also provide a currency that can facilitate certain types of acquisitions."

Bailey said he expects the offering to generate from $500 million to $750 million, which would be re-invested in the communications business -- primarily the continuing expansion of Williams' national fiber-optic network.

Williams' communications enterprises include a U.S.-based wholesale multimedia fiber-optic network; a business communications solutions provider; international video satellite and fiber-optic transmission; business television and multi-point video- and audio-conferencing applications.

With $1.6 billion in assets, the communications group reported $1.4 billion in revenue for the year 1997 and $1.2 billion in revenue through the first nine months of 1998.

Williams Communications anticipates having an 18,000-route mile fiber-optic network in operation by the end of 1998 and has ultimate plans for a 32,000-route mile network. Williams Communications and its subsidiaries maintain 155 sales and customer support offices primarily across North America but also in London, Singapore and Australia, and service approximately 133,000 customer sites with approximately 11 million customer ports. In addition, Williams Communications owns or manages five teleports in the United States and has rights to capacity on domestic and international satellite transponders. It employs about 8,000 people.

This news release is not an offer to sell, nor the solicitation of an offer to buy, any securities. Any offer will be made only by means of a prospectus that would be registered with the Securities and Exchange Commission.

Williams, through its subsidiaries, provides a full range of traditional and leading-edge energy and communications services and is the nation's largest-volume transporter of natural gas. Williams information is available at www.twc.com